Exhibit 99.5

The board of Directors

Aesthetic Medical International Holdings Group Limited

1122 Nanshan Boulevard

Nanshan District, Shenzhen

Guangdong Province, China 518052

Date: September 30, 2019

Dear Sirs,

CONSENT TO ACT AS INDEPENDENT NON-EXECUTIVE DIRECTOR

I, the undersigned, hereby consent to act as an independent non-executive director of the Company, effective upon the completion of the Company’s initial public offering.

I hereby authorize you to enter my particulars in the Register of Directors and Officers of the Company as set out below.

Particulars:

Name in full: Lu Feng

Address: 7th floor, Plastic Surgery Institute, No. 1838, Nanfang Hospital Clinic

/s/ Lu Feng
Lu Feng